Exhibit 99.(a)(xxx)

LORD ABBETT SECURITIES TRUST

AMENDMENT TO

DECLARATION AND AGREEMENT OF TRUST

The undersigned, being at least a majority of the Trustees of Lord Abbett Securities Trust, a Delaware statutory trust (the “Trust”) organized pursuant to a Declaration and Agreement of Trust dated February 26, 1993 (the “Declaration”), do hereby establish, pursuant to Section 5.3 of the Declaration, new classes of shares for the Lord Abbett Micro Cap Growth Fund; such new classes to be designated Classes C, F, F3, R2, R3, R4, R5 and R6. Any variations as to purchase price, determination of net asset value, the price, terms and manner of redemption and special and relative rights as to dividends on liquidation, and conditions under which such classes shall have separate voting rights, shall be as set forth in the Declaration or as elsewhere determined by the Board of Trustees of the Trust.

This instrument shall constitute an amendment to the Declaration and shall be effective June 1, 2020.

IN WITNESS WHEREOF, the undersigned have executed this instrument this 29th day of May, 2020.

Douglas B. Sieg*	James M. McTaggart*
Douglas B. Sieg	James M. McTaggart

Evelyn E. Guernsey*	Karla M. Rabusch*
Evelyn E. Guernsey	Karla M. Rabusch

Julie A. Hill*	Mark A. Schmid*
Julie A. Hill	Mark A. Schmid

Kathleen M. Lutito*	James L.L. Tullis*
Kathleen M. Lutito	James L.L. Tullis

Charles O. Prince*
Charles O. Prince

*BY:
/s/ John T. Fitzgerald
John T. Fitzgerald
Attorney-in-Fact